Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 29, 2013		March 30, 2013		June 30, 2012
Operating income	$69,856		$44,672		$76,810
	/	3	/	2	/	3
	23,285		22,336		25,603
	x	4	x	4	x	4
Annualized operating income	93,140		89,344		102,413
Tax rate	x	8%	x	8%	x	9%
Tax impact		7,451		7,148		9,217
Operating income (tax effected)	$85,689		$82,196		$93,196

Average invested capital	$647,971		$645,402		$623,320
ROIC	13.2%		12.7%		15.0%

	June 29, 2013	March 30, 2013	December 29, 2012	September 29, 2012
Equity	$679,539	$669,047	$664,515	$649,022
Plus:
Debt—current	2,984	2,893	10,310	10,211
Debt—non-current	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(285,604)	(276,507)	(274,183)	(297,619)
	$655,677	$654,222	$660,158	$621,825

Fiscal 2013 third quarter average invested capital (June 29, 2013, March 30, 2013, December 29, 2012 and September 29, 2012) was $647,971.
Fiscal 2013 second quarter average invested capital (March 30, 2013, December 29, 2012 and September 29, 2012) was $645,402.

	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$638,573	$615,296	$581,811	$558,882
Plus:
Debt—current	13,838	17,518	17,446	17,350
Debt—non-current	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(277,909)	(257,754)	(248,284)	(242,107)
	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 third quarter average invested capital (June 30, 2012, March 31, 2012, December 31, 2011 and October 1, 2011) was $623,320.